                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 THOMAS & BETTS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

Thomas & Betts Corporation
8155 T&B Boulevard
Memphis, Tennessee 38125
(901) 252-5000

                                 [LOGO]

  March 22, 1999

  Dear Shareholder:

      I invite you to attend our 1999 Annual Meeting of Shareholders on Wednesday, May 5, 1999. The meeting will be held at 10:00 a.m. in the Winegardner Auditorium of The Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee. After the business session, we will discuss the financial results for 1998 and report on current operations.

      On the following pages you will find the Notice of Meeting, which lists the matters to be conducted at the meeting, and the Proxy Statement. In addition to the election of eleven directors, you will be asked to approve the Thomas & Betts Corporation Executive Incentive Plan, as amended, and to ratify the appointment of the independent public accountants.

      YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. YOU CAN VOTE OVER THE INTERNET, BY TELEPHONE OR BY USING A TRADITIONAL PROXY CARD. Detailed voting instructions appear on the next page.

      The Board of Directors recommends that you vote "FOR" proposals 1, 2 and 3.

  Sincerely,

                  [SIG]

  Clyde R. Moore
  President and Chief Executive Officer

                                 [LOGO]

Thomas & Betts Corporation
8155 T&B Boulevard
Memphis, Tennessee 38125

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

--------------------------------------------------------------------------------

TIME..............................  10:00 a.m. on Wednesday, May 5, 1999

PLACE.............................  Winegardner Auditorium
                                    The Dixon Gallery and Gardens
                                    4339 Park Avenue
                                    Memphis, Tennessee

ITEMS OF BUSINESS.................  (1)        Election of 11 directors;

                                    (2)        Approval of the Thomas & Betts Corporation Executive
                                               Incentive Plan, as amended;

                                    (3)        Ratification of the appointment of KPMG LLP as
                                               independent public accountants for fiscal year 1999;
                                               and

                                    (4)        Such other business as may properly come before the
                                               meeting or any adjournment or postponement.

RECORD DATE.......................  You are entitled to vote if you were a shareholder of record at the close of business on March 8, 1999.

ANNUAL REPORT.....................  Our 1998 Annual Report to Shareholders for the fiscal year ended January 3, 1999, which is not a part of the proxy
                                    soliciting material, is enclosed.

PROXY VOTING......................  Shareholders of record can vote by one of the following methods:

                                    (1)        CALL THE TOLL-FREE NUMBER 1-800-652-8683 to vote by
                                               telephone (this call is free in the U.S. and Canada)
                                               anytime up to 12:00 midnight New York time on May 4,
                                               1999; OR

                                    (2)        VISIT THE WEB SITE AT HTTP://WWW.VOTE-BY-NET.COM to
                                               vote over the Internet anytime up to 12:00 midnight
                                               New York time on May 4, 1999; OR

                                    (3)        MARK, SIGN, DATE AND RETURN the enclosed proxy card
                                               in the envelope provided.

                                    You may revoke your proxy in the manner described in the
                                    accompanying Proxy Statement at any time up to the time your proxy is voted on the day of the meeting.

March 22, 1999

                             YOUR VOTE IS IMPORTANT
                        PLEASE VOTE YOUR SHARES PROMPTLY

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PROXY STATEMENT...........................................................     1
  Shareholders Entitled to Vote...........................................     1
  Proxies.................................................................     1
    Vote by Telephone.....................................................     1
    Vote by Internet......................................................     1
    Vote by Mail..........................................................     2
    Vote at the Annual Meeting............................................     2
  List of Shareholders....................................................     2
  Quorum..................................................................     2
  Other Matters Which May Come Before the Meeting and Discretionary
    Voting................................................................     2
  Multiple Copies of Annual Report to Shareholders........................     2
  Cost of Proxy Solicitation..............................................     2
  Section 16(a) Beneficial Ownership Reporting Compliance.................     2
SECURITY OWNERSHIP........................................................     3
BOARD AND COMMITTEE MEMBERSHIP............................................     4
  The Board of Directors..................................................     4
  Committees of the Board of Directors....................................     4
COMPENSATION..............................................................     7
  Director Compensation...................................................     7
    Fees..................................................................     7
    Benefit Plans.........................................................     7
  Transactions with Nonemployee Directors.................................     8
  Executive Compensation..................................................     8
    Summary of Cash and Certain Other Compensation........................     8
    Stock Option Grants...................................................     9
    Stock Option Exercises................................................    10
    Pension Plan..........................................................    11
    Employment Contracts, Termination of Employment and Change-of-Control
     Arrangements for Executives..........................................    12
HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION................    12
  Executive Compensation Philosophy.......................................    12
  Compensation of the Chief Executive Officer.............................    13
  Policy Regarding Executive Compensation Deductibility...................    14
PERFORMANCE GRAPH.........................................................    14
PROPOSAL NO. 1, ELECTION OF DIRECTORS.....................................    16
PROPOSAL NO. 2, APPROVAL OF THE THOMAS & BETTS CORPORATION EXECUTIVE
  INCENTIVE PLAN, AS AMENDED..............................................    19
PROPOSAL NO. 3, RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC
  ACCOUNTANTS.............................................................    20
DEADLINES FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND
  OTHER BUSINESS..........................................................    21
  Proxy Statement Proposals...............................................    21
  Nomination of Directors and Other Business for Presentation at the
    Annual Meeting........................................................    21
THOMAS & BETTS CORPORATION EXECUTIVE INCENTIVE PLAN.......................   A-1

                           THOMAS & BETTS CORPORATION
                               8155 T&B Boulevard
                            Memphis, Tennessee 38125

--------------------------------------------------------------------------------
                                PROXY STATEMENT
--------------------------------------------------------------------------------

    These proxy materials are furnished in connection with the solicitation by the Board of Directors of Thomas & Betts Corporation ("Thomas & Betts," the "Company," "our," "we" or "us"), a Tennessee corporation, of proxies to be voted at our 1999 Annual Meeting of Shareholders (the "Annual Meeting") or at any adjournment or postponement.

    You are invited to attend our Annual Meeting on May 5, 1999, beginning at 10:00 a.m. in the Winegardner Auditorium of The Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee.

    This Proxy Statement, form of proxy and voting instructions will be mailed to our shareholders starting March 22, 1999.

    SHAREHOLDERS ENTITLED TO VOTE. Holders of shares of Thomas & Betts Common Stock (the "Common Stock") at the close of business on March 8, 1999 are entitled to receive notice and to vote their shares at the Annual Meeting. As of that date, there were 56,854,414 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

    PROXIES. Your vote is important. Shareholders of record may vote their proxies by telephone, Internet or mail. A toll-free telephone number and web site address are included on the proxy card. If you choose to vote by mail, an envelope addressed to the Inspectors of Election is provided.

    You may revoke your proxy and reclaim your right to vote up to and including the day of the Annual Meeting by (1) giving written notice of revocation to the Inspectors of Election, First Chicago Trust Company, a division of EquiServe, P.O. Box 8620, Edison, New Jersey 08818-9127, (2) timely delivery of a valid, later-dated proxy or (3) voting by ballot at the Annual Meeting.

    You can save us the expense of a second mailing by voting promptly. If you are a shareholder of record, choose ONE of the following voting methods to cast your vote. If your shares are held by a bank, broker or other holder of record, check the information provided with your voting instruction form to see which methods are available to you.

                               VOTE BY TELEPHONE

    You can vote your shares by calling 1-800-652-8683 (at no cost to you in the U.S. and Canada). Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. The telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone you can also give instructions to discontinue future mailings of duplicate the Annual Report to Shareholders. If you are located outside the U.S. and Canada, see your proxy card for additional instructions. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

                                VOTE BY INTERNET

    You can also choose to vote over the Internet. The web site for Internet voting is http://www.vote-by-net.com. Internet voting is available 24 hours a day. You will be given the opportunity to confirm that your votes have been properly recorded, and you can give instructions to discontinue future mailings of duplicate Annual Reports. IF YOU VOTE OVER THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

                                  VOTE BY MAIL

    If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to First Chicago Trust Company in the envelope provided. To discontinue future mailings of duplicate Annual Reports, check the box provided on the card.

                           VOTE AT THE ANNUAL MEETING

    Your vote by telephone, Internet or mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

    All shares that have been properly voted--whether by telephone, Internet or mail--and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

    LIST OF SHAREHOLDERS. A list of shareholders entitled to vote at the Annual Meeting will be available at the corporate headquarters from March 25, 1999 through May 4, 1999, and at the Annual Meeting.

    QUORUM. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required to constitute a quorum.

    OTHER MATTERS WHICH MAY COME BEFORE THE MEETING AND DISCRETIONARY
VOTING. The Board of Directors does not know of any matter for action by shareholders at the Annual Meeting other than the matters described in the Notice. The enclosed proxy will confer discretionary authority with respect to matters which are not known at the date of printing of this Proxy Statement but which may properly come before the Annual Meeting. The persons named as Proxies on the proxy card are authorized to vote in accordance with their best judgment on any such matter.

    MULTIPLE COPIES OF ANNUAL REPORT TO SHAREHOLDERS. If more than one copy of the 1998 Annual Report (the "Annual Report") is sent to your address, we will discontinue the mailing of the Annual Report to the account(s) you select if you mark the designated box on the appropriate proxy card(s) or follow the instructions provided after you vote by telephone or over the Internet.

    At least one account in your name or at the same address as another shareholder of record must continue to receive the Annual Report. Mailing of dividends, proxy materials and special notices will not be affected by your election to discontinue future duplicate mailings of the Annual Report. To resume the mailing of an Annual Report to an account, write to Thomas & Betts's Investor Relations Department at 8155 Thomas & Betts Boulevard, Memphis, Tennessee 38125.

    If you own Common Stock through a bank, broker or other nominee and receive more than one copy of our Annual Report, contact the holder of record to eliminate duplicate mailings.

    COST OF PROXY SOLICITATION. The Company will pay the cost of soliciting proxies for the Annual Meeting. We have retained Georgeson & Co. Inc. to distribute material to beneficial owners whose shares are held by brokers, banks, or other institutions and to assist in soliciting proxies, for a fee estimated at $7,500 plus expenses. In addition, directors, officers and other employees may solicit proxies in person, by mail or electronic transmission. We will reimburse brokers, banks and others who are record holders of Common Stock for reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

    SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. On the basis of reports and representations submitted by the directors and executive officers of the Company, all Forms 3, 4 and 5 showing ownership of and changes in ownership of Common Stock were timely filed with the Securities and Exchange Commission as required by Section 16(a) of the Securities Exchange Act of 1934, as amended, except that Jerry Kronenberg, Vice President-General Counsel and Secretary, filed one late Form 4 reporting one transaction.

--------------------------------------------------------------------------------
                               SECURITY OWNERSHIP
--------------------------------------------------------------------------------

    The following table shows beneficial ownership of Common Stock (1) as of March 8, 1999, by (a) each director and each director nominee, (b) the Chief Executive Officer and each of the other four most highly compensated executive officers (together called the "Named Executive Officers") and (c) all directors and executive officers as a group; and (2) as of December 31, 1998, by beneficial owners of more than 5% of the outstanding shares of Common Stock. Information regarding beneficial owners of more than 5% of the outstanding shares of Common Stock was copied from the latest Schedule 13G filed by these beneficial owners with the Securities and Exchange Commission. Except as otherwise stated, each of the individuals named exercises sole voting and investment power over his or her shares.

                                                                    NUMBER OF SHARES
                                                                      THAT MAY BE
                                                                   ACQUIRED WITHIN 60
                                                      AMOUNT AND    DAYS OF MARCH 8,
                                                      NATURE OF     1999 THROUGH THE
                                                      BENEFICIAL   EXERCISE OF STOCK   NUMBER OF STOCK   PERCENT OF
     NAME OF BENEFICIAL OWNER                         OWNERSHIP         OPTIONS        CREDITS HELD(1)    CLASS(2)
---------------------------------------------------  ------------  ------------------  ---------------  -------------
DIRECTORS:
Ernest H. Drew.....................................        2,200(3)         --                6,332           *
T. Kevin Dunnigan..................................      157,076(3)        217,237           --               *
Jeananne K. Hauswald...............................        1,334(3)         --                  845           *
Thomas W. Jones....................................        1,613(3)         --                5,980           *
Ronald B. Kalich Sr................................          200(3)         --                  751           *
Robert A. Kenkel...................................        1,500(3)         --                  964           *
Kenneth R. Masterson...............................        1,850(3)         --                  700           *
Thomas C. McDermott................................        1,746(3)          3,178           --               *
Jean-Paul Richard..................................        2,850(3)         --                  358           *
Jerre L. Stead.....................................        2,200(3)         --               --               *
William H. Waltrip.................................        1,600(3)         --                2,159           *
NAMED EXECUTIVE OFFICERS:
Clyde R. Moore+....................................       73,876(3)        191,613           --               *
Gary R. Stevenson..................................       27,696(3)         47,404           --               *
Fred R. Jones......................................       17,446(3)         26,329           --               *
T. Roy Burton......................................       23,795(3)         35,474           --               *
W. Neil Parker.....................................       15,206(3)         30,348           --               *
All directors and executive officers as a group (19
  persons).........................................      332,188          551,583            --                1.54
BENEFICIAL OWNERS OF MORE THAN 5% OF COMMON STOCK:
Capital Research and Management Company............    2,970,000(4)         --               --                5.20
Delaware Management Holdings, Inc..................    3,239,700(5)         --               --                5.91
FMR Corp...........................................    3,209,480(6)         --               --                5.65
Scudder Kemper Investments, Inc....................    3,941,530(7)         --               --                6.90
Wellington Management Company LLP..................    4,730,606(8)         --               --                8.33

------------------------

+   also serves as a director

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(1) Stock credits are hypothetical investments in Common Stock that are recorded as bookkeeping entries to directors' accounts in the Deferred Fee Plan for Nonemployee Directors. Stock credits do not have voting rights.

(2) An asterisk indicates the person's total interests are less than 1% of the outstanding Common Stock.

(3) Includes shares of restricted stock with respect to which the holders have sole voting power but no dispositive power during the restricted period, as follows: E.H. Drew, 1,400; T.K. Dunnigan, 49,717; J.K. Hauswald, 1,084; T.W. Jones, 1,400; R.B. Kalich, 200; R.A. Kenkel, 1,000; K.R. Masterson, 850; T.C. McDermott, 481; J.-P. Richard, 600; J.L. Stead, 200; W.H. Waltrip, 1,400; C.R. Moore, 42,836; G.R. Stevenson, 13,952; F.R. Jones, 12,702; T.R.
    Burton, 14,518; and W.N. Parker, 12,308.

(4) Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071, a registered investment adviser, has sole dispositive power as to all shares and no voting power as to any of the shares.

(5) Shares are held by Delaware Management Company, Inc., 2005 Market Street, Philadelphia, Pennsylvania 19103, a registered investment adviser and subsidiary of Delaware Management Holdings, Inc., for the accounts of institutional investors. Of the total number reported above, Delaware Management Holdings Inc. has sole voting and dispositive power as to 3,068,600 shares and shared voting power as to 225,100 shares.

(6) FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109, a holding company whose subsidiaries include a registered investment adviser and a bank, has sole dispositive power as to all shares and sole voting power as to 66,280 shares.

(7) Scudder Kemper Investments, Inc., 345 Park Avenue, New York, New York 10154, a registered investment adviser, has sole dispositive power as to 3,899,530 shares, shared dispositive power as to 42,000 shares, sole voting power as to 981,143 shares and shared voting power as to 2,637,600 shares.

(8) Wellington Management Company, LLP, 75 State Street, Boston, Massachusetts 02109, a registered investment adviser, has shared dispositive power as to all shares and shared voting power as to 2,131,906 shares.

--------------------------------------------------------------------------------
                         BOARD AND COMMITTEE MEMBERSHIP
--------------------------------------------------------------------------------

    THE BOARD OF DIRECTORS. The Board, which is elected by the shareholders, is the ultimate decision-making body of the Company, except for those matters reserved to the shareholders. The Board establishes broad corporate policy and gives guidance to the Company. It selects the senior management team, which is charged with the conduct of the Company's business. In 1998, there were eight meetings of the Board and 13 meetings of committees of the Board plus action by unanimous written consent on two occasions. All director nominees attended at least 75% of the meetings of the Board and committees of which they were members. The total combined attendance at these meetings was 95.7%.

    COMMITTEES OF THE BOARD OF DIRECTORS. The four standing committees of the Board are: Audit, Corporate Governance, Executive and Human Resources. Members of each committee, who are elected by the full Board, are named below. The Company follows the practice of periodically rotating the membership of all committees and the chairmanship of the Audit, Corporate Governance and Human Resources Committees.

AUDIT COMMITTEE

MEMBERS:                  Thomas W. Jones, Chairman, Jeananne K. Hauswald, Thomas C.
                          McDermott, Jean-Paul Richard

1998 MEETINGS:            Four

RESPONSIBILITIES:         This committee is composed solely of nonemployee directors of the
                          Company whose principal responsibilities are to:

    - provide an open avenue of communication among the independent public accountants, the internal auditors, management and the Board;

    - review the engagement of the independent public accountants and recommend to the Board the firm to be appointed each year, subject to ratification by the Company's shareholders;

    - review the plan and scope of the independent public accountants' annual audit of the Company's financial statements;

    - review the internal audit plan, its scope, the factors considered in its development and the audit results;

    - review the annual financial statements and related notes, the adequacy of disclosures, the impact of major accounting policy decisions and the results of the annual financial statement audit;

    - review the travel and entertainment expenses of employee directors for compliance with corporate policy;

    - review the adequacy of reserves, accounting estimates and management's judgments employed in the preparation of the financial statements;

    - review the adequacy and scope of the Company's internal accounting controls and procedures;

    - review the fees and expenses for audit and non-audit services provided by the independent public accountants;

    - review the impact of any new accounting or auditing standards being considered by the accounting profession or the Securities and Exchange Commission;

    - direct and supervise investigations, if necessary, into any matter it deems appropriate; and

    - report its findings and actions to the Board.

CORPORATE GOVERNANCE COMMITTEE

MEMBERS:                  Kenneth R. Masterson, Chairman, Ernest H. Drew, T. Kevin
                          Dunnigan, Clyde R. Moore

1998 MEETINGS:            Four; action by unanimous written consent on one occasion

RESPONSIBILITIES:         This committee's principal responsibilities are to:

    - review the performance, attendance and maintenance of qualifications of current members of the Board;

    - receive suggestions and make recommendations to the Board concerning candidates for the Board and the slate of director nominees to be submitted to the annual meeting of shareholders;

    - make recommendations to the Board concerning the compensation of nonemployee directors and the retirement policy of the Board;

    - review Board procedures and practices;

    - recommend membership assignments for committees of the Board;

    - review and take action on requests for management personnel to serve on boards of directors of other companies; and

    - consider shareholder suggestions of persons for consideration as candidates for nomination as members of the Board.

    A shareholder should submit the name, biographical data and qualifications of any suggested director candidate to the Secretary. The recommendation should be accompanied by the person's written consent to be named as a candidate and, if nominated and elected, to serve as a director. If a shareholder wishes to nominate at the annual meeting of shareholders a person for election to the Board, the Company's Bylaws require that the nomination satisfy certain conditions, including, generally, that written notice be delivered to the Secretary at the Company's principal executive offices not less than 120 days prior to the first anniversary of the preceding year's annual meeting of shareholders. A copy of the Bylaws is available from the Secretary upon the request of any shareholder.

EXECUTIVE COMMITTEE

MEMBERS:                  T. Kevin Dunnigan, Chairman, Ernest H. Drew, Robert A. Kenkel,
                          Clyde R. Moore, William H. Waltrip

1998 MEETINGS:            Action by unanimous written consent on one occasion

RESPONSIBILITIES:         The Executive Committee's function is to act for the Board, to the extent permitted by law, in any situation in which Board action is required and it is not practicable to have a meeting of the Board.

HUMAN RESOURCES COMMITTEE

MEMBERS:                  William H. Waltrip, Chairman, Ronald B. Kalich Sr., Robert A.
                          Kenkel, Jerre L. Stead

1998 MEETINGS:            Five

RESPONSIBILITIES:         This committee is composed solely of nonemployee directors of the
                          Company whose principal responsibilities are to:

    - review compensation programs, employee benefit plans and personnel policies applicable to officers and other members of senior management;

    - review management development and succession programs;

    - review major organization changes and evaluate their impact on senior management succession plans and reward systems, and make recommendations to the Board when Board action is required;

    - make recommendations to the Board on the compensation of the five most highly compensated executive officers;

    - establish annually the performance criteria for the Executive Incentive Plan and certify at the end of each year the extent to which the performance targets are met;

    - perform the administrative functions assigned to the committee by the provisions of the Executive Incentive and the 1993 Management Stock Ownership Plans; and

    - report the results of its actions and findings to the Board and recommend any programs and changes considered desirable.

    The chairman of this committee is responsible for chairing the annual review of the performance of the Chief Executive Officer.

--------------------------------------------------------------------------------
                                  COMPENSATION
--------------------------------------------------------------------------------

DIRECTOR COMPENSATION

FEES

    Nonemployee directors, except Mr. Dunnigan, whose compensation is covered by an agreement described on page 8, receive the following fees:

ANNUAL RETAINER:                                    $  26,000

COMMITTEE CHAIR RETAINER:                           $   3,500

BOARD MEETING FEE:                                  $   2,000

COMMITTEE MEETING FEE:                              $   1,500

    No fees are paid for actions taken by unanimous written consent in lieu of a meeting. Employee directors do not receive any fees for serving as a director of the Company or as a member or chairman of any committee of the Board.

BENEFIT PLANS

    THE DEFERRED FEE PLAN FOR NONEMPLOYEE DIRECTORS (the "Deferred Fee Plan") provides for a nonemployee director to defer all or a portion of compensation earned for services as a director. Any amount deferred is valued, in accordance with the director's election, in a hypothetical investment in Common Stock ("Stock Credits") or in one or more of seven mutual funds in the Vanguard Group. Stock Credits fluctuate in value as the value of the Common Stock fluctuates. In addition, to more closely align directors' interests with those of the Company's shareholders, nonemployee directors who are elected after December 3, 1997, and then-current nonemployee directors, except Mr. Dunnigan, who chose prior to May 6, 1998, to convert the accrued cash value of their benefit under the Thomas & Betts Retirement Plan for Nonemployee Directors to Stock Credits, receive an annual grant of Stock Credits having a value of $7,500 as of the last day of the Board year. Additional Stock Credits are credited as dividend equivalents on the payment date and at the same value as dividends declared on the Common Stock. Stock Credits are distributed in shares of Common Stock and mutual fund accounts are distributed in cash upon a director's termination of service.

    THE RETIREMENT PLAN FOR NONEMPLOYEE DIRECTORS was closed to new participants on December 3, 1997. Directors (excluding those who are current or former employees of the Company and those who chose to convert their accrued benefit to the Deferred Fee Plan) who have served on the Board for at least five years will receive upon retirement an annual benefit payable over a five-year period equal to 50% of the amount of the annual retainer fee in effect at retirement. Each additional year of service up to an aggregate of ten years increases the amount of the benefit payable by ten percentage points and the payment period by one year, to a maximum of 100% of the retainer payable for a period of ten years. In the event of a change of control of the Company, each nonemployee director who is a participant in this plan would be fully vested in the maximum retirement benefit.

    THE RESTRICTED STOCK PLAN FOR NONEMPLOYEE DIRECTORS provides that each nonemployee director who is elected or re-elected at the annual meeting of shareholders receives an award of 200 restricted shares of Common Stock. A nonemployee director who is elected to fill a vacancy or a newly created directorship in the interim between annual meetings receives an award of a prorated number of restricted shares of Common Stock effective as of the date of election. Shares awarded to a nonemployee director remain restricted until the director's termination of service as a director. Mr. Dunnigan does not participate in the plan in accordance with the terms of his agreement with the Company.

TRANSACTIONS WITH NONEMPLOYEE DIRECTORS

    The Company entered into an agreement with Mr. Dunnigan effective February 5, 1997 (the "Agreement") in connection with Mr. Dunnigan's desire to relinquish the title of Chief Executive Officer and to retire as an employee of the Company. In recognition of Mr. Dunnigan's long and valued service to the Company, including 12 years as Chief Executive Officer, the Agreement provided for the grant to Mr. Dunnigan on February 5, 1997 of a stock option for 26,170 shares, a restricted stock award of 14,091 shares that will vest on February 4, 2000, and a special stock award of 32,302 shares to be distributed in three substantially equal installments on May 7, 1998, May 7, 1999 and May 7, 2000, subject to his compliance with covenants as to confidential information and competitive conduct; an incentive cash bonus in March 1998 under the Executive Incentive Plan as if he had served as Chief Executive Officer of the Company for the entire fiscal year 1997; and retirement benefits under the Executive Retirement Plan, described on page 11, attributable to a retirement age of 60.

    The Agreement further provides for Mr. Dunnigan's post-retirement service as Chairman of the Board for a term ending May 3, 2000 at an annual rate of no less than $500,000 per year and perquisites consisting of membership fees in a golf club in Memphis, Tennessee, that is used in part for Company business, and an automobile allowance. Mr. Dunnigan has undertaken to devote his knowledge, skill, attention and energies to the performance of the duties of Chairman of the Board, to perform projects that are assigned by the Board or requested by the Chief Executive Officer, and to refrain from engaging in any business, service or employment without the prior consent of the Board. No other fees, stock awards, retirement benefits or other compensation will be paid to Mr. Dunnigan for serving as a member of the Board or any committee of the Board during the term of the Agreement. The change-of-control provisions described on page 12 also apply to this Agreement.

EXECUTIVE COMPENSATION

    SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table shows, for the fiscal years ended January 3, 1999, December 28, 1997 and December 29, 1996, the cash compensation paid by the Company as well as other compensation paid for those years to the Named Executives Officers in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION
                                                                                         AWARDS
                                               ANNUAL COMPENSATION            ----------------------------
                                     ---------------------------------------  RESTRICTED     SECURITIES
                                                              OTHER ANNUAL       STOCK       UNDERLYING        ALL OTHER
        NAME AND                                              COMPENSATION      AWARDS      OPTIONS/SARS     COMPENSATION
   PRINCIPAL POSITION       YEAR     SALARY ($)  BONUS ($)         ($)          ($)(1)       GRANTED(#)         ($)(2)
------------------------  ---------  ----------  ----------  ---------------  -----------  ---------------  ---------------
Clyde R. Moore..........       1998     654,000     207,514        --            670,806         25,088           46,031
  President and Chief          1997     600,000     537,000        --            644,663        126,170           38,330
  Executive Officer            1996     460,000     388,010        196,597(3)    308,055         24,284           30,511
Gary R. Stevenson.......       1998     275,000      61,080        --            229,064          8,567           17,549
  President-Operations/        1997     257,000     161,011        --            200,110          8,124           15,765
  Administration Group         1996     217,300     109,976        --            153,449          7,382           13,729
Fred R. Jones...........       1998     261,000      57,971        --            208,258          7,788           20,356
  Vice President-Chief         1997     244,000     152,866        --            181,948          7,385           19,378
  Financial Officer            1996     205,000     121,042         55,092(4)    183,089          8,810           14,095
T. Roy Burton...........       1998     273,000      15,015        --            229,064          8,567           10,953
  President-Electronics/       1997     255,000     151,674        --            200,110          8,124           10,394
  OEM Group                    1996     209,504     109,047        --            139,478          6,712           11,294
W. Neil Parker..........       1998     250,000      34,275        --            208,258          7,788           20,420
  President-Electrical         1997     220,000      95,524        --            152,485          6,189           18,374
  Components Group             1996     194,558     104,065        --            100,267          4,826            6,908

------------------------

(1) Fair market value (the average of the high and low stock prices for the day) of shares awarded on the date of grant. Dividends are paid to the recipients of restricted stock awards at the same time and at the same rate as paid to all shareholders. The number and value of the aggregate restricted stock holdings as of January 3, 1999, based on the closing market price of the Common Stock on December 31, 1998 of $43.3125, are as follows:

C.R. Moore...............................................     27,600  $1,195,425
G.R. Stevenson...........................................      8,987     389,249
F.R. Jones...............................................      8,171     353,906
T.R. Burton..............................................      8,987     389,249
W.N. Parker..............................................      7,527     326,013

(2) The amounts reported in 1998 for C.R. Moore, G.R. Stevenson, F.R. Jones, T.R. Burton and W.N. Parker include matching contributions by the Company to a 401(k) plan in the amounts of $6,810, $5,852, $6,941, $5,845 and $6,642, respectively; matching contributions by the Company to a nonqualified savings plan in the amounts of $31,837, $8,084, $7,238, $0 and $5,021, respectively; and premiums paid by the Company in the amounts of $7,384, $3,612, $6,177, $5,107 and $8,757, respectively, for group term life insurance and whole life insurance having an aggregate face value equal to 1 1/2 times each person's annual base salary and average bonus ("Life Insurance"). The amounts reported in 1997 for C.R. Moore, G.R. Stevenson, F.R. Jones, T.R. Burton and W.N. Parker include matching contributions by the Company to a 401(k) plan in the amounts of $5,836, $6,325, $6,400, $5,530 and $6,304, respectively; matching contributions by the Company to a nonqualified savings plan in the amounts of $25,461, $6,000, $5,904, $0 and $3,730, respectively; and premiums paid by the Company in the amounts of $7,033, $3,440, $7,086, $4,864 and $8,340, respectively, for Life Insurance.
    The amounts reported in 1996 for C.R. Moore, G.R. Stevenson, F.R. Jones, T.R. Burton and W.N. Parker include matching contributions by the Company to a 401(k) plan in the amounts of $6,347, $6,462, $5,155, $6,303 and $6,223, respectively; matching contributions by the Company to a nonqualified savings plan in the amounts of $17,466, $3,990, $3,175, $358 and $685, respectively; and premiums paid by the Company in the amounts of $6,698, $3,277, $5,765, $4,633 and $0, respectively, for Life Insurance.

(3) Cash payments of federal withholding taxes equal to the fair market value on the date of award of the number of shares of Common Stock that C.R. Moore elected to forgo in favor of tax payments.

(4) Relocation expenses paid to or on behalf of F.R. Jones.

    STOCK OPTION GRANTS. The following table contains information concerning the grant of stock options under the Company's 1993 Management Stock Ownership Plan to the Named Executive Officers during the last fiscal year.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                               ----------------------------------------------------------------     VALUE AT ASSUMED
                                  NUMBER OF      PERCENT OF TOTAL                                ANNUAL RATES OF STOCK
                                 SECURITIES        OPTIONS/SARS                                    PRICE APPRECIATION
                                 UNDERLYING         GRANTED TO        EXERCISE OR                  FOR OPTION TERM(3)
                                OPTIONS/SARS       EMPLOYEES IN       BASE PRICE    EXPIRATION   ----------------------
            NAME                GRANTED(#)(1)       FISCAL YEAR        ($/SH)(2)       DATE       5% ($)      10% ($)
-----------------------------  ---------------  -------------------  -------------  -----------  ---------  -----------

C.R. Moore...................        25,088               5.32             49.66      02-04-08     783,462    1,985,446
G.R. Stevenson...............         8,567               1.82             49.66      02-04-08     267,535      677,986
F.R. Jones...................         7,788               1.65             49.66      02-04-08     243,208      616,337
T.R. Burton..................         8,567               1.82             49.66      02-04-08     267,535      677,986
W.N.Parker...................         7,788               1.65             49.66      02-04-08     243,208      616,337

------------------------

(1) Options become exercisable in three equal annual installments beginning February 4, 1999.

(2) Based on the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange Composite Tape on the date of grant. The exercise price may be paid in cash or by tendering shares of Common Stock valued at the closing price reported on the NYSE Tape for the day immediately preceding the date of exercise.

(3) The dollar amounts under these columns are the result of calculations at the arbitrary rates of 5% and 10% set by the Securities and Exchange Commission and are not forecasts of the value of the Common Stock.

    STOCK OPTION EXERCISES. The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the last fiscal year.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS/ SARS AT
                                     SHARES                        OPTIONS/SARS AT
                                   ACQUIRED ON     VALUE         FISCAL YEAR END(#)            FISCAL YEAR END($)(2)
                                    EXERCISE     REALIZED   -----------------------------  -----------------------------
              NAME                     (#)        ($)(1)    EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
--------------------------------  -------------  ---------  ------------  ---------------  ------------  ---------------
C.R. Moore......................       33,000      905,251      133,101         117,301        862,157         37,697
G.R. Stevenson..................       --           --           39,378          16,445        363,587         11,464
F.R. Jones......................       --           --           18,334          15,649        122,342         13,580
T.R. Burton.....................       --           --           27,672          16,221        237,169         10,421
W.N. Parker.....................       --           --           24,081          13,522        214,265          7,487

------------------------

(1) Fair market value on the date of exercise of shares covered by options exercised, less exercise price.

(2) Fair market value of in-the-money option shares on December 31, 1998 ($43.25), less option exercise price. These values have not been realized and no assurance can be given that these values will be realized.

--------------------------------------------------------------------------------
                               PENSION PLAN TABLE
--------------------------------------------------------------------------------

    The following table shows the estimated annual retirement benefit payable to the Named Executive Officers under The Thomas & Betts Pension Plan, The Thomas & Betts Pension Restoration Plan and the Thomas & Betts Corporation Executive Retirement Plan, prior to offset by the amounts described below, assuming they retire at age 65 with the indicated levels of remuneration and years of credited service classifications.

                                               YEARS OF SERVICE
                  ---------------------------------------------------------------------------
REMUNERATION($)       5         10         15         20         25         30         35
----------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
        200,000      15,000     30,000     45,000    100,000    115,000    130,000    145,000
        300,000      22,500     45,000     67,500    150,000    172,500    195,000    217,500
        400,000      30,000     60,000     90,000    200,000    230,000    260,000    290,000
        500,000      37,500     75,000    112,500    250,000    287,500    325,000    362,500
        600,000      45,000     90,000    135,000    300,000    345,000    390,000    435,000
        700,000      52,500    105,000    157,500    350,000    402,500    455,000    507,500
        800,000      60,000    120,000    180,000    400,000    460,000    520,000    580,000
        900,000      67,500    135,000    202,500    450,000    517,500    585,000    652,500
      1,000,000      75,000    150,000    225,000    500,000    575,000    650,000    725,000

    An executive is not eligible to receive a benefit under the Executive Retirement Plan unless he or she has completed at least 20 years of credited service. Therefore, the benefit under the 5, 10 and 15 years of service columns represents the aggregate benefit payable under the Pension Plan and the Pension Restoration Plan. The benefit under the columns for 20 or more years of service represents the aggregate benefit payable under the Pension Plan, the Pension Restoration Plan and the Executive Retirement Plan.

    The remuneration specified in the 5, 10 and 15 years of service columns of the Pension Plan Table includes salary as reported in the Summary Compensation Table and 60% of the bonus reported in Summary Compensation Table. The remuneration specified in the columns of the Pension Plan Table for 20 or more years of service includes salary and bonus as reported in the Summary Compensation Table. Because the remuneration in the Pension Plan Table is the annualized average during the 60 consecutive month period which produces the highest average for the participant, the remuneration differs from the amount reported in the Summary Compensation Table. Each Named Executive Officer's current covered compensation is stated below together with his years of credited service.

                                                CURRENT COVERED              CURRENT COVERED
                                                COMPENSATION FOR            COMPENSATION FOR
                                           PURPOSES OF 5, 10, AND 15       PURPOSES OF 20 AND
                                                YEARS OF SERVICE              MORE YEARS OF       YEARS OF CREDITED
                NAME                                COLUMNS                  SERVICE COLUMNS           SERVICE
-------------------------------------  ----------------------------------  -------------------  ---------------------
C. R. Moore..........................             $    676,342                 $   799,770                   14
G. R. Stevenson......................                  282,649                     319,493                   13
F. R. Jones..........................                  300,872                     343,675                    4
T. R. Burton.........................                  274,881                     307,995                    5
W. N. Parker.........................                  277,377                     314,616                    7

    Retirement benefits shown in the Pension Plan Table have been computed on a 10-year certain and life annuity basis and are subject to offset as follows: (1) benefits under the 5, 10 and 15 years of service columns are offset by 7%, 14%, and 21%, respectively, of the participant's primary Social Security benefit; and (2) benefits under the 20 or more years of service columns are offset by matching contributions made by the Corporation to the participant's account in the Employees' Investment Plan (as annuitized), 50% of the participant's primary Social Security benefit and benefits payable under certain prior employer's retirement programs.

    EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-OF-CONTROL ARRANGEMENTS FOR EXECUTIVES. The Company has an agreement with each of the Named Executive Officers providing for continuation of employment for a term of three years following any change of control of the Company. Each agreement provides for compensation to be continued during the three-year term at least at the same level that existed prior to the time of a change of control, provided the person continues employment, leaves employment for good reason, or is terminated without cause. Events that constitute leaving employment for good reason are: the assignment of duties inconsistent with the person's position; the diminution of the person's position, authority, duties or responsibilities; failure to provide compensation or benefits specified in the agreement; relocation to an office that is 35 miles or more from the location where the person was employed immediately prior to the change of control; or failure to require any successor to the Company to assume and agree to perform the agreement.

    A person's employment may be terminated for cause, which is an act or acts of dishonesty intended to result in substantial personal enrichment, willful violations of the person's duty to perform responsibilities under the agreement, or conviction of a felony. Each agreement also provides for immediate vesting of stock options and lapse of restrictions on restricted stock awards if the person's employment is terminated following a change of control.

    Generally, a "change of control" will be deemed to have occurred if (i) any person, including a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of 25% or more of the outstanding voting securities of the Company or (ii) a majority of the Board ceases for any reason to be members of the "Incumbent Board." The Incumbent Board means a director who was a director of the Company as of the date of each employment agreement as well as any person whose election or nomination after such date was approved by at least 75% of the vote of the then Incumbent Board.

--------------------------------------------------------------------------------
                           HUMAN RESOURCES COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION PHILOSOPHY

    The executive compensation program is designed to align shareholder and management interests, to balance the focus on annual performance targets with actions needed for the long-term success of the Company, and to attract, motivate, and retain key executives.

        (a) PAY POSITIONING: The Company positions total direct compensation (i.e., base salary, annual incentive, and long-term incentive gain opportunity) at the median of general industry companies, a high percentage of which are represented in the S&P 400. This is a much broader group than the electrical/electronics companies that make up the Old and New Thomas & Betts Peer Group Indexes shown in the performance graph that follows this report. Since electrical/ electronics compensation levels are generally consistent with general industry levels (where pay and performance data is more easily accessible), the committee believes that general industry companies represent an appropriate comparative framework. The annual and long-term incentive components of compensation are sufficiently variable so that there should be a strong relationship between total return to shareholder performance and actual total direct compensation levels over time.

        (b) PAY MIX: Like total direct compensation, each component is positioned at the median of general industry companies.

           (i) BASE SALARY: Base salaries are set by periodic comparison to external rates of pay for comparable positions within general industry and are targeted at the 50th percentile for such positions. Individual salaries are considered for adjustment annually; adjustments are based upon general movement in salary levels in general industry, individual performance and potential, and changes in duties and responsibilities. Actual salaries may range from 20% below to 20% above targeted salary levels. As a group, the average of the Named Executive Officers' base salaries in 1998 was below the targeted level.

           (ii) ANNUAL INCENTIVE: Annual incentives are based upon actual performance compared to established corporate and operating group performance goals. Annual incentives range between 30% and 50% of base salary for median performance and provide a maximum payout of between 60% and 100% of base salary for superior performance. Annual bonus opportunities are targeted to be at the 50th percentile for general industry when performance is at the 50th percentile and at the 75th percentile for general industry when performance is at that level. For the Chief Executive Officer and other corporate staff executive officers, the annual incentive for 1998 is based 50% on return on equity (ROE) relative to the S&P 400 and 50% on earnings per share (EPS) growth. ROE attainment was above mid-point, while EPS was below the mid-point of the performance range, resulting in a combined payout below mid-point to these executives. For the group executive officers named in the Summary Compensation Table, the annual incentive payment for 1998 was based on corporate ROE (12 1/2% weighting), EPS (12 1/2%), and the performance of that officer's group on income (50%) and cash flow (25%). As a group, the average of the executive officers' incentive payments for fiscal year 1998 was 22% of base salary.

           (iii) LONG-TERM INCENTIVES: Long-term incentive awards are made in the form of stock options and restricted stock awards, which are typically granted annually. Combined stock option and restricted stock awards are targeted to provide an expected value at grant date approximately at the 50th percentile for general industry, according to a mix predetermined by the committee. For executive officers, the expected value of grants ranges from approximately 52% to 180% of base salary. Individual grants may vary based on the committee's assessment of individual performance and potential. As a group, the average of the Named Executive Officers' annual long-term incentive awards in 1998 was 137% of base salary. In determining stock option and restricted stock awards, the committee does not consider the amount of options and restricted stock granted in prior years. Options are granted at fair market value on the date of grant, have a term of ten years, and vest over a three-year period at the rate of one-third per year. Restricted stock vests at the end of three years.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Mr. Moore's 1998 base salary was $654,000, which was 9% over the prior year. This placed his base salary below the median of salaries paid to chief executive officers in general industry companies of comparable size. The committee based this increase on the performance of the Company and comparability with other positions within general industry at the 50th percentile.

    Mr. Moore's target annual incentive was 50% of base salary in 1998, and the maximum incentive was 100% of base salary. The Company's 1998 return on equity, before special charges, was 15.5%, which was above the mid-point of the performance range, and earnings per share was below the mid-point of the performance range, which together resulted in Mr. Moore receiving an annual incentive of $207,514. Mr. Moore was granted a stock option for 25,088 shares and a restricted stock award for 13,509 shares. As in previous years, the committee targeted the expected value of the stock option and restricted stock awards to Mr. Moore to be at the 50th percentile of general industry according to a mix predetermined by the committee.

POLICY REGARDING EXECUTIVE COMPENSATION DEDUCTIBILITY

    The Company's policy is to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Performance-based compensation is a significant part of executive compensation, and it is the Company's policy to take all reasonable action to maximize the deductibility of such compensation. For that reason, the Executive Incentive Plan, last approved by the shareholders in 1994, is being submitted to shareholders for re-approval this year so that payments under the plan will continue to qualify as performance-based compensation that is not subject to a limit on deductibility. (See discussion under the heading PROPOSAL NO. 2, APPROVAL OF THE THOMAS & BETTS CORPORATION EXECUTIVE INCENTIVE PLAN, AS AMENDED.)

    The 1993 Management Stock Ownership Plan ("MSOP") was approved by the shareholders, and stock options granted under the MSOP qualify as performance-based compensation that is not subject to a limit on deductibility. Base salary and the value of restricted stock awards do not qualify as performance-based compensation under the Code, but it is unlikely in the foreseeable future that such amounts, as calculated under the Code, that are paid to any executive other than the Chief Executive Officer will exceed the deductibility limit.

                                  William H. Waltrip, Chairman                   Robert A. Kenkel
                                      Ronald B. Kalich Sr.                        Jerre L. Stead

February 3, 1999

--------------------------------------------------------------------------------
                               PERFORMANCE GRAPH
--------------------------------------------------------------------------------

    The graph set forth below provides comparisons of the yearly percentage change in the cumulative total shareholder return on the Common Stock with the cumulative total return for the five years ended December 31, 1998 of Standard & Poor's ("S&P") 500 Stock Index, and a Thomas & Betts self-constructed peer group index ("Old Thomas & Betts Peer Group Index") and a new Thomas & Betts' self-constructed peer group index ("New Thomas & Betts Peer Group Index"). Thomas & Betts chose to replace the Old Thomas & Betts Peer Group Index with the New Thomas & Betts Peer Group Index due to the completed or pending acquisitions of three of the nine companies constituting the old Thomas & Betts Peer Group Index.

    The shareholder returns in each case have been calculated using the calendar year rather than the Company's fiscal year.

    The Old Thomas & Betts Peer Group Index and the New Thomas & Betts Peer Group Index consist of companies whose businesses are representative of the Company's business segments. The companies in the Old Thomas & Betts Peer Group Index are: AMP Incorporated (pending acquisition by Tyco International Ltd.), Berg Electronics Corp. (until the time it was acquired by Framatome Connectors International), Cooper Industries, Inc., Emerson Electric Co., W.W. Grainger, Inc., General Signal Corporation (until the time it was acquired by SPX Corporation), Hubbell Incorporated--Class B, Molex Incorporated and Robinson Nugent, Inc. The companies in the New Thomas & Betts Peer Group Index are:
Cooper Industries, Inc., Emerson Electric Co., W.W. Grainger, Inc., Hubbell Incorporated--Class B, Molex Incorporated, Robinson Nugent, Inc., Avnet Inc., Benchmark Electronics Inc., Commonscope Inc. (effective as of its public offering in the fourth quarter of 1997), Kent Electronics Corp., Magnetek Inc., Methode Electronics (Class A), Oak Industries Inc. and Raychem Corp.

    Both the Old Thomas & Betts Peer Group Index and the New Thomas & Betts Peer Group Index have been weighted in accordance with each company's market capitalization (closing stock price multiplied by the number of shares outstanding) as of the beginning of each quarter of each of the five years covered by the performance graph. The weighted return for each quarter was calculated by summing the products obtained by multiplying (i) the percentage that each company's market capitalization represents the total market capitalization for all companies in each index for each such quarter by (ii) the total shareholder return for that company for each such quarter.
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                         CUMULATIVE TOTAL RETURN
BASED UPON AN INITIAL INVESTMENT OF $100 ON DECEMBER 31, 1993
WITH DIVIDENDS REINVESTED
                                                                              Thomas & Betts Corporation     S&P 500(R)
Dec-93                                                                                              $100           $100
Dec-94                                                                                              $119           $101
Dec-95                                                                                              $135           $139
Dec-96                                                                                              $167           $171
Dec-97                                                                                              $182           $229
Dec-98                                                                                              $171           $294

                         CUMULATIVE TOTAL RETURN
BASED UPON AN INITIAL INVESTMENT OF $100 ON DECEMBER 31, 1993
WITH DIVIDENDS REINVESTED
                                                                               Old T&B Peer Group Index (9 Company)
Dec-93                                                                                                         $100
Dec-94                                                                                                         $103
Dec-95                                                                                                         $125
Dec-96                                                                                                         $148
Dec-97                                                                                                         $176
Dec-98                                                                                                         $192

                         CUMULATIVE TOTAL RETURN
BASED UPON AN INITIAL INVESTMENT OF $100 ON DECEMBER 31, 1993
WITH DIVIDENDS REINVESTED
                                                                                New T&B Peer Group Index (14 Company)

Dec-93                                                                                                           $100

Dec-94                                                                                                           $100

Dec-95                                                                                                           $127

Dec-96                                                                                                           $158

Dec-97                                                                                                           $187

Dec-98                                                                                                           $190


    The 9-Company Old T&B Peer Group Index consists of AMP Incorporated, Berg Electronics Corp. (second quarter of 1996 through third quarter of 1998), Cooper Industries, Inc., Emerson Electric Corp., W.W. Grainger, Inc., General Signal Corp. (through the third quarter of 1998), Hubbell Inc. (Class B), Molex Inc. and Robinson Nugent Inc.

    The 14-Company New T&B Peer Group Index consists of Avnet Inc., Benchmark Electronics Inc., Commscope Inc. (beginning with the fourth quarter of 1997), Cooper Industries Inc., Emerson Electric Co., W.W. Grainger Inc., Hubbell Inc. (B Shares), Kent Electronics Corp., Magnetek Inc., Methode Electronics (Class
A), Molex Inc., Oak Industries Inc., Raychem Corp. and Robinson Nugent Inc.

--------------------------------------------------------------------------------
                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

    The Board of Directors currently consists of 12 members. Eleven are independent directors and one is a member of management. At the Annual Meeting 11 directors are to be elected, each to hold office for the term of one year and until a successor is elected and qualified. The 11 nominees identified below were recommended by the Corporate Governance Committee and are all currently Board members. Shares represented by proxies that are returned properly signed will be voted for the nominees unless the shareholder indicates on the proxy that authority to vote the shares is withheld for one or more or for all of the nominees listed. A proxy cannot be voted for a greater number of persons than the 11 nominees named below. Directors are elected by a plurality of the votes cast. Shares not voted, whether by withholding or broker non-vote, have no effect on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. Should a nominee become unable to serve as a director, the proxy will be voted for the election of a substitute nominee who will be designated by the Board or, if no substitute nominee is named, the number of directorships will be reduced accordingly.

    Following is information on the principal occupation and employment during the past five years of each director nominee, positions and offices with the Company, and membership on other boards of directors.

                      ERNEST H. DREW, 61
   [PHOTO1]           DIRECTOR SINCE 1989
                      Private investor (1998 to present). Chief Executive Officer (July to
                      December 1997) of Industries and Technology Group (power generation, commercial nuclear power, governmental and environmental services, transport temperature control and process control systems),
                      Westinghouse Electric Corporation. Member of the Board of Management
                      (1995 to 1997) of Hoechst A.G. (chemicals, pharmaceuticals, fibers and plastics). Chairman (1994 to 1995), Chief Executive Officer (1988 to
                      1995) of Hoechst Celanese Corporation. Director of Ashland, Inc.,
                      Johns-Manville Corporation and Public Service Enterprise Group
                      Incorporated.

                      T. KEVIN DUNNIGAN, 61
   [PHOTO2]           DIRECTOR SINCE 1975
                      Chairman of the Board (1992 to present), Chief Executive Officer (1985 to 1997), President (1980 to 1994), Chief Operating Officer (1980 to
                      1985), Executive Vice President-Electrical (1978 to 1980), Vice
                      President-T&B/ Thomas & Betts (1976 to 1978), President of The Thomas
                      & Betts Co. Division (1974 to 1976) of the Company. Director of C. R.
                      Bard, Inc.

                      JEANANNE K. HAUSWALD, 54
   [PHOTO3]           DIRECTOR SINCE 1993
                      Managing Director (September 1998 to present) of Solo Management
                      Group, LLC (corporate financial and investment management
                      consultants). Vice President and Treasurer (1993 to 1998) and Vice
                      President-Human Resources (1989 to 1993) of The Seagram Company Ltd.
                      (beverages and entertainment/communications). Member of the Advisory
                      Board of DSFX International L.L.C.

                      RONALD B. KALICH SR., 51
   [PHOTO4]           DIRECTOR SINCE 1998
                      Group President (1993 to present) in The Marmon Group, Inc. (a worldwide affiliation of independent manufacturing and service companies) and President and Chief Executive Officer (1994 to present)
                      of Getz Bros. & Co., Inc. (marketing and distribution of medical devices, pharmaceuticals, industrial equipment, specialty chemicals and consumer goods). Director of The Carbide/Graphite Group, Inc. and
                      National-Standard Company.

                      ROBERT A. KENKEL, 64
   [PHOTO5]           DIRECTOR SINCE 1994
                      Private investor (1996 to present). Business consultant (1990 to
                      1996). Chairman, Chief Executive Officer and Chief Operating Officer
                      (1988 to 1990) of The Pullman Co. (automotive, aerospace and industrial components and products).

                      KENNETH R. MASTERSON, 55
   [PHOTO6]           DIRECTOR SINCE 1995
                      Executive Vice President, General Counsel and Secretary (January 1998
                      to present) of FDX Corporation (transportation services). Executive
                      Vice President, General Counsel and Secretary (1996 to 1998), Senior
                      Vice President, General Counsel and Secretary (1993 to 1996) of
                      Federal Express Corporation (worldwide express delivery services).
                      Director of Accredo Health, Incorporated and Nova Holdings, Inc.

                      THOMAS C. MCDERMOTT, 62
   [PHOTO7]           DIRECTOR SINCE 1996
                      Chairman and Manager (August 1998 to present) of Forbes Products,
                      L.L.C. (custom vinyl business products). Chairman (1995 to 1997),
                      Chief Executive Officer and President (1994 to 1997) of Goulds Pumps,
                      Incorporated (centrifugal pumps for industrial, domestic and agricultural markets). Director of Canandaigua Brands, Inc.

                      CLYDE R. MOORE, 45
   [PHOTO8]           DIRECTOR SINCE 1993
                      Chief Executive Officer (1997 to present), President (1994 to present), Chief Operating Officer (1994 to 1997), and
                      President-Electrical Division (1992 to 1994) of the Company. President
                      and Chief Operating Officer (1990 to 1992) of FL Industries, Inc.
                      (electrical components) and President (1985 to 1992) of its American
                      Electric Division prior to its acquisition by the Company. Director of
                      The Kroger Company.

                      JEAN-PAUL RICHARD, 56
   [PHOTO9]           DIRECTOR SINCE 1996
                      Chairman and Chief Executive Officer (March 1998 to present) of PRO
                      MACH, Inc. (industrial food processing and packaging equipment).
                      Private investor (September 1997 to March 1998). President and Chief
                      Executive Officer (1996 to September 1997) of AGCO Corporation
                      (agricultural equipment). President and Chief Executive Officer (1993 to 1996) of Insituform Technologies, Inc. (trenchless technologies for the rehabilitation and improvement of sewer, water, gas and industrial pipes).

                      JERRE L. STEAD, 56
  [PHOTO10]           DIRECTOR SINCE 1998
                      Chairman and Chief Executive Officer (1996 to present) of Ingram Micro
                      Inc. (distributor of technology products and services). Chairman and
                      Chief Executive Officer (January to September 1995) of Legent
                      Corporation (software products and related services). Executive Vice
                      President (1993 to 1995) of AT&T Corporation (communication services).
                      Chairman and Chief Executive Officer (1993 to 1995) of AT&T Global
                      Information Solutions (formerly NCR) (computing and communications).
                      Director of Armstrong World Industries, Inc. and Conexant Systems,
                      Inc.

                      WILLIAM H. WALTRIP, 61
  [PHOTO11]           DIRECTOR SINCE 1983
                      Chairman (1993 to present) and Chief Executive Officer (1993 to 1995)
                      of Technology Solutions Company (services and resources to design, develop and implement large-scale computer systems). Chairman (1996 to
                      1998) and Chief Executive Officer (January to December 1996) of Bausch
                      & Lomb Incorporated (contact lens, lens-care and eyewear products).
                      Director of Bausch & Lomb Incorporated, Teachers Insurance and Annuity
                      Association, and Technology Solutions Company.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

--------------------------------------------------------------------------------
                                 PROPOSAL NO. 2

                   APPROVAL OF THE THOMAS & BETTS CORPORATION
                      EXECUTIVE INCENTIVE PLAN, AS AMENDED
--------------------------------------------------------------------------------

    The Board recommends that shareholders approve the Thomas & Betts Corporation Executive Incentive Plan, as amended (the "Plan"), so that awards under the Plan will continue to qualify as performance-based compensation not subject to a limit on deductibility. The Plan was last approved by the shareholders on May 5, 1994. Certain amendments to the Plan were adopted by the Board on February 3, 1999 to add new performance criteria, increase the maximum award payable to any participant under the Plan, provide for payment of awards in stock or a combination of cash and stock, and to make wording changes to reflect the Company's current organizational structure.

    The Plan is intended to continue the Company's long-standing policy of providing key employees, who are in a position to contribute materially to the success of the Company and its subsidiaries, with an opportunity to receive an annual incentive bonus based on the achievement of objective, pre-established criteria and performance targets as approved by the Human Resources Committee (the "Committee"). If approved, the Plan, as amended, would become effective on May 5, 1999, and continue until terminated by the Board.

    The following summary of the Plan is qualified in its entirety by the complete text of the Plan as set forth in Exhibit A to this Proxy Statement.

    The Plan is applicable to corporate officers and such group, division or subsidiary officers as may be designated by the Committee. It provides for annual cash awards based on the extent to which corporate, group, division and subsidiary performance targets are achieved in the preceding year. Nine employees are currently eligible to participate in the Plan. The Committee determines which employees may participate in the Plan on an annual basis.

    The cash incentive bonus payable to participants under the Plan with respect to a given fiscal year will be determined by:

    (a) assigning each participant a specified percentage of his or her base salary for the year;

    (b) multiplying the participant's salary by the specified percentage to determine his or her target incentive amount ("Target Award");

    (c) determining the extent of achievement of the pre-established performance goals, expressed as a percentage of the range for each criterion, weighted by the relative importance of each performance goal for the participant as determined by the Committee; and

    (d) multiplying the Target Award by the weighted average percentage representing the extent to which the performance criteria were achieved.

    The award payable to any participant will vary from the Target Award, depending upon whether, or the extent to which, performance targets were achieved. The Plan is not funded.

    Performance criteria and their weightings are established annually by the Committee. The performance criteria which may be selected are set forth in
Section 2(k) of the Plan. Generally, for any one participant, there will be no more than four performance criteria. However, the Committee has the discretion to establish more than four criteria.

    The Committee will establish a performance target for each criterion and will certify as to the performance level achieved before any payments are made. The Committee may not increase the amount of compensation that would otherwise be payable upon achievement of performance targets, but it may reduce a participant's award if it believes such action would be in the best interest of the Company and its shareholders. Awards will be paid in cash as soon as practicable after the close of the year for which they are earned. No award will be payable to any participant who is not an employee at the time incentives are paid, with certain exceptions in the event of death, disability, retirement and involuntary termination other than for cause.

    It is not possible to determine at this time the bonus amounts that would be payable under the Plan for 1999 performance. The table below sets forth the amounts that would have been received by each of the persons and groups named if the Plan had been in effect for the last fiscal year, based on that year's performance. The maximum award that can be paid to any individual during any year is $2 million.

                               NEW PLAN BENEFITS
                            EXECUTIVE INCENTIVE PLAN

                                                                                DOLLAR VALUE
NAME AND POSITION                                                                    ($)
-----------------------------------------------------------------------------  ---------------
C.R. Moore ..................................................................        207,514
  President and Chief Executive Officer

G.R. Stevenson ..............................................................         61,080
  President-Operations/Administration Group

F.R. Jones ..................................................................         57,971
  Vice President--Chief Financial Officer

T.R. Burton .................................................................         15,015
  President-Electronics/OEM Group

W.N. Parker .................................................................         34,275
  President-Electrical Components Group

All current executive officers as a group....................................        469,184

All employees, including current officers who are not executive officers, as
  a group....................................................................        137,168

    The Board may from time to time suspend or discontinue the Plan or revise, amend or terminate the Plan. As stated in the Human Resources Committee Report on Executive Compensation, it is the Company's policy to take all reasonable action to maximize the deductibility of all performance-based compensation. Therefore, the Board recommends that the Plan, as amended, be approved by the shareholders.

    Approval of the Plan will require that the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no impact on the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

--------------------------------------------------------------------------------
                                 PROPOSAL NO. 3

                          RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

    The independent public accounting firm for the Company in fiscal year 1998 was KPMG LLP ("KPMG"). The Board, upon the recommendation of the Audit Committee, has appointed this firm, subject to ratification by the shareholders, to audit the financial statements of the Company for the fiscal year 1999 and until the 2000 annual meeting of shareholders. KPMG has audited the Company's financial statements annually since 1969, is considered to be well qualified, and has no financial interest, direct or indirect, in the Company or any subsidiary of the Company. If the shareholders do not ratify this appointment, the Audit Committee and the Board will consider the appointment of another independent public accounting firm.

    Representatives of KPMG will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions.

    Ratification of the appointment of KPMG will require that the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no impact on the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

--------------------------------------------------------------------------------
                          DEADLINES FOR SUBMISSION OF
          PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS.
--------------------------------------------------------------------------------

    PROXY STATEMENT PROPOSALS. Shareholder proposals intended to be included in the Proxy Statement and form of proxy for the Annual Meeting of Shareholders to be held in 2000, in addition to meeting certain eligibility requirements established by the Securities and Exchange Commission, must be in writing and received by the Secretary at the Company's principal executive offices on or prior to November 23, 1999. Alternative notice deadlines apply if the date of the annual meeting differs by more than 30 days from the date of the previous year's annual meeting.

    NOMINATION OF DIRECTORS AND OTHER BUSINESS FOR PRESENTATION AT THE ANNUAL MEETING. Shareholders who wish to present director nominations or other business at the annual meeting of shareholders to be held in 2000 must give notice to the Secretary at the Company's principal executive offices on or prior to January 6, 2000. The Company's Bylaws specify the information to be included in this shareholder's notice. A shareholder may obtain a copy of the Bylaws by making a written request to the Secretary.

                                          By Order of the Board of Directors,

                                                    [SIG]

                                          JERRY KRONENBERG, SECRETARY

Memphis, Tennessee
March 22, 1999

                                                                       EXHIBIT A

                           THOMAS & BETTS CORPORATION
                            EXECUTIVE INCENTIVE PLAN
                  (AMENDED AND RESTATED EFFECTIVE MAY 5, 1999)

    1.  PURPOSE

    The purpose of the Thomas & Betts Corporation Executive Incentive Plan (the "Plan") is to provide an incentive for corporate officers and other key employees who are in a position to contribute materially to the success of the Corporation and its subsidiaries.

    2.  DEFINITIONS

    The following terms, as used herein, will have the meaning specified:

        (a) "Award" means an incentive payment made pursuant to the Plan.

        (b) "Board" means the Board of Directors of the Corporation as it may be comprised from time to time.

        (c) "Cause" means (i) a felony conviction of a Participant; (ii) the commission by a Participant of an act of fraud or embezzlement against the Corporation and/or a Subsidiary; (iii) willful misconduct or gross negligence materially detrimental to the Corporation and/or a Subsidiary;
    (iv) the Participant's continued failure to implement reasonable requests or directions arising from actions of the Board after thirty (30) days' written notice to the Participant; (v) the Participant's wrongful dissemination or use of confidential or proprietary information; (vi) the intentional and habitual neglect by the Participant of his or her duties to the Corporation and/or a Subsidiary; or (vii) any other reasons consistent with the Corporation's and/or a Subsidiary's policies and procedures regarding dismissals as they are adopted and implemented from time to time.

        (d) "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute, and the regulations promulgated thereunder.

        (e) "Committee" means the committee appointed to administer the Plan, as provided in Section 4.

        (f) "Corporation" means Thomas & Betts Corporation, or any successor corporation.

        (g) "Covered Employee" means a covered employee within the meaning of Code Section 162(m)(3).

        (h) "Employee" means executives and other key employees of the Corporation and its Subsidiaries.

        (i) "Participant" means an Employee selected from time to time by the Committee to participate in the Plan.

        (j) "Performance Adjustment" means a factor (or factors), as determined by a schedule established by the Committee, that will, when multiplied by a Participant's Target Award, determine the amount of a Participant's Award.

        (k) "Performance Criterion or Criteria" means the business criteria selected by the Committee to measure Corporation, group, division or Subsidiary performance from one or more of the following:

             (i) Corporate, group, division or Subsidiary sales;

            (ii) Corporate, group, division or Subsidiary return on sales--operating profit divided by sales;

            (iii) Corporate, group, division or Subsidiary economic value added, net operating profit after taxes, return on net assets or return on capital;

            (iv) Cash flow-corporate--the change in the Corporation's net invested position;

            (v) Cash flow group, division or Subsidiary--group, division or Subsidiary contribution adjusted for certain changes in balance sheet accounts;

            (vi) Earnings per share;

           (vii) Productivity--standard direct labor hours divided by direct and indirect labor hours incurred;

           (viii) Quality--demerits per thousand pieces audited;

            (ix) Group, division or Subsidiary operating profit or contribution income;

            (x) Investment turnover--net sales divided by certain assets, e.g. net receivables and inventory, less certain liabilities, e.g. accounts payable and accrued liabilities;

            (xi) Return on equity--net income of the Corporation divided by average shareholders' equity;

           (xii) Net asset investment--certain assets, e.g. accounts receivable and goodwill, less certain liabilities, e.g. accounts payable and dividends payable, divided by sales;

           (xiii) Inventory turns; and

            (ix) Customer service indices, e.g. fill rates, request index, and performance to promise.

        The Committee shall establish the weighting of each Performance Criterion, for use in determining awards under the Plan, within 90 days of the beginning of the fiscal year to which the Performance Criterion relates.

        (l) "Maximum Award" means the level of performance on each Performance Criterion, as approved by the Committee, that will result in a 100 percent Performance Adjustment to a Participant's Target Award.

        (m) "Subsidiary" means any corporation in which the Corporation, directly or indirectly, controls 50 percent or more of the total combined voting power of all classes of such corporation's stock.

        (n) "Target Award" means, with respect to a Participant in any year, the Participant's annual base salary multiplied by the percentage of salary established by the Committee for that Participant.

    3.  AWARDS

    (a) TARGET AWARD. A Target Award will be established by the Committee for each Participant. A prorated Target Award will be assigned to a Participant with less than twelve months of service. In the event a Participant's Target Award is changed during the year, the Participant's higher Target Award will be the basis for determining the Participant's Award for the year.

    (b) PERFORMANCE CRITERIA. One or more Performance Criteria will be established by the Committee for the Corporation and for each group, division or Subsidiary each year. The Committee may use the same Performance Criteria each year or may use different Performance Criteria from year to year.

    (c) PERFORMANCE TARGET. One or more Performance Targets will be established by the Committee for each Performance Criterion selected for each year.

    (d) PERFORMANCE ADJUSTMENT. The Award payable to any Participant will vary from the Target Award depending upon whether, or the extent to which, Performance Targets have been achieved. All such determinations regarding the achievement of any Performance Target will be made by the Committee in its sole and absolute discretion. The Committee may not increase the amount of compensation that would otherwise be payable upon achievement of the Performance Target or Targets, but it may reduce a Participant's award if it believes such action would be in the best interest of the Corporation and its shareholders.

         (i) Schedules. At the beginning of the year, the Committee will establish a range for each Performance Criterion that correlates the percentage of Target Award to specified levels of Corporation, group, division or Subsidiary performance.

        (ii) Award Determination. The Award for a Participant for a given year will be calculated by multiplying the Participant's Target Award by the Corporation, group, division or Subsidiary Performance Adjustments, respectively.

        (iii) Maximum Award. The maximum award payable to any Participant in any year is $2.0 million, anything in this Plan to the contrary notwithstanding.

    (e) PAYMENT OF AWARDS. Awards will be paid in cash, stock, or a combination of cash and stock after the Committee has certified the extent to which the Performance Target or Targets have been met and as soon as practicable after the close of the year for which they are made. If a Participant is disabled for more than four months of the year, the Participant may be granted a prorated Award as and to the extent determined by the Committee. If disability lasts four months or less, there will be no reduction in the amount of the Award. No Award will be payable to any Participant who is not an Employee on the last day of the year, except that if, during the last eight months of the year, the Participant dies, or becomes disabled, the Participant may be granted a prorated Award as and to the extent determined by the Committee, and further provided that if the Participant retires or is involuntarily terminated other than for Cause, the Participant may be granted a prorated Award as and to the extent determined by the Committee, provided that Performance Targets have been met.

    4.  ADMINISTRATION

    (a) COMMITTEE. The Plan and all Awards will be administered by the Human Resources Committee of the Board of Directors (the "Committee"), which Committee shall consist of not less than three members of such Board of Directors, and shall be constituted so as to enable the Plan to comply with the administration requirements of Code Section 162(m)(4)(C). The members of the Committee shall be designated by the Board of Directors. A majority of the members of the Committee shall constitute a quorum. The vote of a majority of a quorum shall constitute action by the Committee.

    (b) AUTHORITY. The Committee will have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

    The Committee may delegate to the officers or employees of the Corporation and/or a Subsidiary the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purpose, except that the Committee may not delegate any authority with respect to decisions regarding timing, eligibility, amount or other material terms of any Awards.

    (c) DETERMINATIONS. The actions and determinations of the Committee on all matters relating to the Plan and any Awards will be final and conclusive.

    (d) LIABILITY. No member of the Committee or the Board will be liable for any action taken or determination made in good faith with respect to the Plan or any Award thereunder, and the Corporation will defend Committee and Board members for any actions taken or decisions made in good faith under the Plan.

    (e) PARTICIPANTS. The Committee will designate the corporate officers who shall be Participants in the Plan, and it may designate group, division or Subsidiary officers to be Participants.

    (f) AWARDS. Subject to the terms of the Plan, the Committee will have full and complete authority to determine, among other things, the Employees to whom, and the time or times at which, Awards will be made and the requisite conditions thereof.

    (g) CODE SECTION 162(m). It is the intent of the Corporation that this Plan and Awards hereunder satisfy, and be interpreted in a manner that, in the case of Participants who are or may be Covered Employees, satisfies the applicable requirements of Code Section 162(m) so that the Corporation's tax deduction for remuneration in respect of this Plan for services performed by such Covered Employees is not disallowed in whole or in part by the operation of such Code Section. If any provision of this Plan or if any Award would otherwise frustrate or conflict with the intent expressed in this Section 4(g), that provision shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees.

    5.  MISCELLANEOUS

    (a) NONASSIGNABILITY. No Award will be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by the laws of descent and distribution.

    (b) WITHHOLDING TAXES. Whenever payments under the Plan are to be made, the Corporation and/ or the Subsidiary will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

    (c) AMENDMENT OR TERMINATION OF THE PLAN. The Board may from time to time suspend or discontinue the Plan or revise, amend or terminate the Plan.

    (d) NON-UNIFORM DETERMINATIONS. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations and to establish non-uniform and selective Target Awards; provided, however, that the Committee may not increase the amount of compensation that would otherwise be payable upon achievement of the Performance Target or Targets.

    (e) OTHER PAYMENTS OR AWARDS. Nothing contained in the Plan will be deemed in any way to limit or restrict the Corporation, its Subsidiaries, or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

    (f) PAYMENTS TO OTHER PERSONS. If payments are legally required to be made to any person other than the person to whom any amount is available under the Plan, payments will be made to the person to whom the Committee, or its delegate, believes to be legally entitled to the payment. Any such payment will be a complete discharge of the liability of the Committee.

    (g) UNFUNDED PLAN. No provision of the Plan will require the Corporation or its Subsidiaries, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets; nor will the Corporation or its Subsidiaries maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants will have no rights under the Plan other than as unsecured general creditors of the Corporation and its Subsidiaries, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they will have the same rights as other employees under generally applicable law.

    (h) LIMITS OF LIABILITY. Neither the Corporation or a Subsidiary, nor any member of the Board, the Committee, or any other person participating in the interpretation, administration or application of the Plan shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

    (i) RIGHTS OF EMPLOYEES. Nothing contained in this Plan will confer upon any Employee or Participant any right to continue in the employ or other service of the Corporation or a Subsidiary, or constitute any contract or limit in any way the right of the Corporation or a Subsidiary to change such person's compensation or other benefits, or to terminate the employment or other service of such person with or without Cause.

    (j) SECTION HEADINGS. The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

    (k) INVALIDITY. If any term or provision contained herein will to any extent be invalid or unenforceable, such invalidity or unenforceability will not affect any other provision or part hereof.

    (l) APPLICABLE LAW. The Plan will be governed by the laws of the jurisdiction in which the Corporation is incorporated as determined without regard to the conflict of law principles thereof.

    (m) EFFECTIVE DATE. Effective as of May 5, 1994, the Board approved and adopted the Plan. The Plan, as amended and restated, shall be effective as of May 5, 1999 and, as further amended, from time to time thereafter.

/X/ Please mark your
    votes as in this
    example.


      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3.

                  FOR  WITHHELD
1.  Election of   / /    / /       Nominees: 01 E.H. Drew, 02 T.K. Dunnigan,
    Directors.                     03 J.K. Hauswald, 04 R.B. Kalich Sr.,
                                   05 R.A. Kenkel, 06 K.R. Masterson, 07 T.C.
                                   McDermott, 08 C.R. Moore, 09 J.P. Richard,
                                   10 J.L. Stead, 11 W.H. Waltrip

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

                                                  FOR    AGAINST    ABSTAIN
2.  Approve the Thomas & Betts Corporation
    Executive Incentive Plan, as amended.         / /      / /        / /


3.  Ratification of Appointment of Independent
    Public Accountants.                           / /      / /        / /


    Discontinue future mailing of duplicate Annual Reports.           / /

    Check box for change of address.                                  / /


PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


----------------------------------------------------

----------------------------------------------------
 SIGNATURE(S)                            DATE

-------------------------------------------------------------------------------
                           FOLD AND DETACH HERE





Thomas & Betts Corporation encourages you to take advantage of two new cost-effective and convenient ways to vote your shares.

You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or over the Internet. Your telephone or Internet vote must be received by 12:00 midnight New York time on May 4, 1999. Your telephone or Internet vote authorizes the Proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE:          ON A TOUCH-TONE TELEPHONE, DIAL 1-800-652-8683 FROM
                        THE U.S. AND CANADA OR DIAL 001-1-201-324-0377 FROM
                        OTHER COUNTRIES. You will be asked to enter the Voter
                        Control Number located in the box just below the perforation on the proxy card. Then follow the instructions.

                                       OR

VOTE BY INTERNET:       POINT YOUR BROWSER TO THE WEB ADDRESS:
                        http://www.vote-by-net.com
                        Click on the "PROXY VOTING" icon. You will be asked to enter the Voter Control Number located in the box just below the perforation on the proxy card. Then follow the instructions.

                                       OR

VOTE BY MAIL:           Mark, sign and date your proxy card and return it in
                        the envelope provided. If you are voting by telephone or the Internet, please do not mail your proxy card.

                         THOMAS & BETTS CORPORATION
               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           ANNUAL MEETING OF SHAREHOLDERS--MAY 5, 1999--10:00 A.M.
              WINEGARDNER AUDITORIUM, DIXON GALLERY AND GARDENS
                    4339 PARK AVENUE, MEMPHIS, TENNESSEE


YOUR SHARES WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS YOU INDICATE OTHERWISE IN WHICH CASE THEY WILL BE VOTED AS MARKED. THE UNDERSIGNED HEREBY APPOINTS CLYDE R. MOORE, FRED R. JONES AND JERRY KRONENBERG AS PROXIES, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES THEM TO REPRESENT AND TO VOTE, AS DESIGNATED ON THE REVERSE SIDE HEREOF, ALL THE SHARES OF COMMON STOCK OF THOMAS & BETTS CORPORATION HELD BY THE UNDERSIGNED ON MARCH 8, 1999, AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 1999, OR ANY ADJOURNMENT OR POSTPONEMENT.


           CHANGE OF ADDRESS:

           -----------------------------------------------

           -----------------------------------------------

           -----------------------------------------------

           -----------------------------------------------

-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE




                          THOMAS & BETTS CORPORATION
                        ANNUAL MEETING OF SHAREHOLDERS


                          MAY 5, 1999 AT 10:00 A.M.


                           WINEGARDNER AUDITORIUM
                          DIXON GALLERY AND GARDENS
                              4339 PARK AVENUE
                             MEMPHIS, TENNESSEE



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